Exhibit 21
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                  Subsidiaries of the Registrant
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RAHX, Inc, a Nevada Corporation, and a majority-owned
subsidiary (1)

RRUN Labs Incorporated, a Delaware Corporation, and a wholly-owned subsidiary (2)

RVNI Management Ltd. a British Columbia Corporation, and a wholly-owned subsidiary (3)


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(1) RAHX, Inc. was incorporated in 2000 and was a majority-
owned company of RRUN Ventures Inc., and therefore became a subsidiary of RRUN Ventures Network Inc. upon approval of the merger in August, 2001.

(2) RRUN Labs Incorporated was incorporated in September,
2001.

(3) RVNI Management Ltd. was incorporated in June, 2002.